Exhibit 5.11

[Letterhead of Dinsmore & Shohl LLP]

July 12, 2016

Omega Healthcare Investors, Inc.

200 International Circle

Suite 3500

Hunt Valley, Maryland 21030

Re: Offering of 4.375% Senior Notes due 2023

Ladies and Gentlemen:

We have served as special Ohio counsel to those certain wholly owned, direct or indirect, as applicable, subsidiaries of Omega Healthcare Investors, Inc., a Maryland corporation (the “Parent”) identified as “Opinion Subsidiaries” on Schedule I hereto (the “Opinion Subsidiaries”), in connection with the sale to the Underwriters (defined below) by the Parent of $700,000,000 aggregate principal amount of 4.375% Senior Notes due 2023 (the “Notes”) and the guarantee of the Notes by the Opinion Subsidiaries and certain other subsidiary guarantors (collectively with the Opinion Subsidiaries, the “Subsidiary Guarantors”), in each case pursuant to the terms of that certain Underwriting Agreement (the “Underwriting Agreement”), dated as of June 30, 2016, by and among the Parent, J.P. Morgan Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Credit Agricole Securities (USA) Inc., on behalf of themselves and as the representatives of the several underwriters named on Schedule 1 thereto (collectively, the “Underwriters”) and the Subsidiary Guarantors. The Securities are being issued pursuant to the Indenture dated as of July 12, 2016 (the “Indenture”), between the Parent, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

We have not been involved in the negotiation, preparation or execution of the Underwriting Agreement, the Indenture, the Notes, or any of the related agreements to be executed or delivered in connection with the Transaction Documents (as defined below). We have been retained solely for the purpose of rendering certain opinions pursuant to Ohio law.

In connection herewith, we have examined:

(1)	the Indenture;

(2)	the form of Notes attached as Exhibit A to the Indenture;

(3)	the form of Guarantee attached as Exhibit C to the Indenture;

(4)	the articles of organization and limited liability company operating agreements of

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each of the Opinion Subsidiaries as in effect on the date hereof and as certified by the Secretary or other appropriate representative of such Opinion Subsidiary (the “Organizational Documents”);

(5)	a certificate of full force and effect for each of the Opinion Subsidiaries as of a recent date; and

(6)	certificates of the respective Secretaries or other appropriate representatives of each of the Opinion Subsidiaries, certifying as to resolutions relating to the transactions referred to herein, the due execution and delivery of the Transaction Documents by the respective Opinion Subsidiaries, the number of members, and the incumbency of officers.

The documents referenced as items (1) and (3) above are collectively referred to as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other limited liability company records, agreements and instruments of the Opinion Subsidiaries, certificates of public officials and officers or other appropriate representatives of the Opinion Subsidiaries, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied, with your permission and without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to certificates and statements of appropriate representatives of the Opinion Subsidiaries, including the Parent’s registration statement on Form S-3 (File No. 333-208710), as amended (the “Registration Statement”).

In connection herewith, we have assumed that, other than with respect to the Opinion Subsidiaries, all of the documents referred to in this opinion will have been duly authorized by, will have been duly executed and delivered by, and will constitute the valid, binding and enforceable obligations of, all of the parties thereto, all of the signatories to such documents will have been duly authorized by all such parties and all such parties will be duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. In addition, we have assumed (i) taking of all necessary entity action to authorize and approve the issuance and terms of the Guarantees, the terms of the offering thereof and related matters and (ii) due execution, issuance and delivery of the Guarantees upon payment of the consideration therefor provided for in the Underwriting Agreement and otherwise in accordance with the provisions of the Indenture and any supplemental indenture to be entered into in connection with the issuance of such Guarantees, such Guarantees will constitute valid and binding obligations of the Opinion Subsidiaries,

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enforceable against such Opinion Subsidiaries in accordance with their terms.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.        Each Opinion Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio,

2.        Each Opinion Subsidiary has the requisite limited liability company power and authority to execute, deliver, and perform its obligations under the Transaction Documents.

3.        The execution and delivery of, and performance by each Opinion Subsidiary of its obligations under, the Transaction Documents has been duly authorized by all requisite actions on the part of such Opinion Subsidiary.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinion set forth herein is further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)        Our opinion set forth herein reflects only the application of applicable Ohio state law (excluding the securities and blue sky laws of such state, as to which we express no opinion) and the federal laws of the United States of America. The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)        We express no opinion herein as to the enforceability of the Notes.

(c)        Our opinion contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(d)        Our opinion is further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected;

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(iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the transaction; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(e)        We express no opinion as to the enforceability of (1) any provision of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Parent, any Opinion Subsidiary or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive or (F) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law or (2) any provision of any Transaction Document relating to choice of law. Each Guarantee states that the laws of the State of New York are to govern its terms and provisions and we do not render any opinion as to the enforceability of any Guarantee under the laws of the State of New York.

(f)        Enforceability of the Guarantees is further subject to the qualification that certain waivers, procedures, remedies, and other provisions of the Guarantees may be unenforceable under or limited by the laws of the State of Ohio; however, such laws do not in our opinion, substantially prevent the practical realization of the benefits intended by the Guarantees, except that the application of principles of guaranty and suretyship to the acts or omissions of the holder of the Guarantees after execution and delivery of such Guarantees may prevent the practical realization of the benefits intended by the Guarantees through a release or discharge of one or more Opinion Subsidiaries.

(g)        We express no opinion as to whether a subsidiary may guarantee or otherwise be liable for indebtedness incurred by its parent except to the extent that such subsidiary may be determined to have benefited from the incurrence of the indebtedness by its parent or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by its parent are, directly or indirectly, made available to such subsidiary for its corporate or other analogous purposes.

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Omega Healthcare Investors, Inc.

July 12, 2016

We do not render any opinions except as expressly set forth above. The opinion set forth herein is made as of the date hereof. We hereby consent to the filing of this opinion as an exhibit to the Parent’s Current Report on Form 8-K. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Notes. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

DINSMORE & SHOHL LLP

/s/ Brian C. Judkins
Brian C. Judkins

Schedule I

Opinion Subsidiaries

Subsidiary	State or other jurisdiction of formation
Canton Health Care Land, LLC	Ohio
Colonial Gardens, LLC	Ohio
Dixon Health Care Center, LLC	Ohio
Hutton I Land, LLC	Ohio
Hutton II Land, LLC	Ohio
Hutton III Land, LLC	Ohio
Leatherman 90-1, LLC	Ohio
Leatherman Partnership 89-1, LLC	Ohio
Leatherman Partnership 89-2, LLC	Ohio
Meridian Arms Land, LLC	Ohio
Orange Village Care Center, LLC	Ohio
St. Mary’s Properties, LLC	Ohio
The Suburban Pavilion, LLC	Ohio
Wilcare, LLC	Ohio